   As filed with the U.S. Securities and Exchange Commission on July 9, 1999

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          Scientific NRG, Incorporated
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


             Minnesota                                           41-1457271
-------------------------------                              -------------------
(State or other jurisdiction of                                (IRS Employer
 incorporation or organization)                              Identification No.)


                  2246 Lindsay Way, Glendora, California 91740
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)


                      Employment and Consulting Agreements
--------------------------------------------------------------------------------
                            (Full title of the plan)


     Fred G. Luke, President, 2246 Lindsay Way, Glendora, California 91740
--------------------------------------------------------------------------------
                     (Name and address of agent for service)


                                 (909) 305-0322
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                                           Proposed
                                                     Proposed               Maximum              Amount of
Title of Securities      Amount of Shares        Maximum Offering          Aggregate           Registration
 to be Registered        to be Registered       Price Per Share(1)     Offering Price(1)            Fee
-------------------      ----------------       ------------------     -----------------       ------------
no par value
common stock                2,793,082                   $0.06              $167,585              $ 46.58

no par value
common stock                1,000,000                   $0.06               $60,000              $ 16.68

no par value
common stock                  300,000                   $0.06               $18,000              $  5.01

no par value
common stock                1,505,471                   $0.07              $105,383              $ 29.30

underlying options
no par value

common stock                1,000,000                   $0.30              $300,000              $ 83.40
underlying options

              TOTALS        6,598,553                                      $650,968              $180.97
===========================================================================================================

Total No. of Pages: 29                             Exhibit Index on Page No.: 13

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of either (a) the average of the high and low prices per share of the Common Stock as of a date within five business days prior to the filing of this Registration Statement.

                                   PROSPECTUS

                          SCIENTIFIC NRG, INCORPORATED
                  2246 Lindsay Way, Glendora, California 91740

                      4,093,082 SHARES OF COMMON STOCK AND
               2,505,471 SHARES OF COMMON STOCK UNDERLYING OPTIONS

        This Prospectus relates to the offer and sale by Scientific NRG, Incorporated, a Minnesota corporation (the "Company"), of shares of its no par value per share common stock (the "Common Stock") to certain employees and consultants (collectively the "Consultants") pursuant to agreements entered into between the Company and the Consultants. The Company is registering hereunder and then issuing, upon receipt of adequate consideration therefor, to the Consultants 4,093,082 shares of the Common Stock and 2,505,471 shares of Common Stock underlying stock options in consideration for services rendered and to be performed under the agreements.

        The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder 3,793,082 shares of Common Stock are being sold to Jonathan D. Forgy and Fred G. Luke who are "affiliates" of the Company. An affiliate is summarily, any director, executive officer or controlling shareholder of the Company. The "affiliates" of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would limit their discretion in transferring the shares acquired in the Company. If the Consultant who is not now an "affiliate" becomes an "affiliate" of the Company in the future, he would then be subject to Section 16(b) of the Exchange Act. (See "General Information - Restrictions on Resales").

The Common Stock is listed on the OTC bulletin board under the symbol "SCCG".



        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is July 14, 1999

        This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

        A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: 2246 Lindsay Way, Glendora, California 91740.

        The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. Copies may be obtained at the prescribed rates. In addition, the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. ("NASD"); thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K. Street, N.W. Washington, D.C. 20549.

        No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

        Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS


INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS                       6

ITEM 1.  PLAN INFORMATION                                                  6

         DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION    7

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION       7

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                8

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE                           8

ITEM 4.  DESCRIPTION OF SECURITIES                                         8

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL                            8

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS                         9

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED                               9

ITEM 8.  EXHIBITS                                                         10

ITEM 9.  UNDERTAKINGS                                                     10

SIGNATURES                                                                12

EXHIBIT INDEX                                                             13

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

GENERAL INFORMATION

THE COMPANY

        The Company has its principal executive offices at: 2246 Lindsay Way, Glendora, California 91740.

PURPOSES

        The Common Stock will be issued by the Company pursuant to agreements entered into between the Consultants and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultants in the Company's future prosperity, thereby advancing the interests of the Company, and all of its shareholders. Copies of the agreements have been filed as exhibits to this Registration Statement.

COMMON STOCK

        The Board has authorized the issuance of up to 4,093,082 shares of the Common Stock and 2,505,471 shares underlying stock options granted to the Consultants upon effectiveness of this Registration Statement. Of the shares offered hereby 2,793,082 shares are being sold to Fred G. Luke for advisory services related to the acquisition of certain assets from NuVen Capital L.P., 1,000,000 shares are being sold to Jonathan D. Forgy as a bonus related to the sale of the Company's downlight business and acquisition of certain assets from NuVen Capital L.P. and 300,000 shares to Richard O. Weed for legal services rendered and to be rendered on behalf of the Company.

THE CONSULTANTS

        The Consultants have agreed to provide their expertise and advice to the Company on a non-exclusive basis for the purpose of promoting the interests of the Company.

NO RESTRICTIONS ON TRANSFER

        The Consultants will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

TAX TREATMENT TO THE CONSULTANT

        The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the

Consultant receives shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal income tax purposes. The Consultant is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

        The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

RESTRICTIONS ON RESALES

        In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

         DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

        The Company hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended June 30, 1998 filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-Q (or 10-QSB) filed under the Securities or Exchange Act subsequent to any filed Form 10K (or 10-KSB), as well as all other reports filed under Section 13 of the Exchange Act, and the Company's Form 8-K filings, if any, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

        A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: 2246 Lindsay Way, Glendora, California 91740.

LEGAL OPINION AND EXPERTS

        Richard O. Weed has rendered an opinion on the validity of the securities being registered. Mr. Weed is a former director of the Company and owns, prior to this offering, 657,740 shares of the Company's common stock.

        The financial statements of Scientific NRG, Inc. incorporated by reference in the Company's Annual Report (Form 10-KSB) for the year ended June 30, 1998 have been audited by Corbin & Wertz independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

        Registrant hereby states that (i) all documents set forth in (a) through
(c), below, are incorporated by reference in this registration statement, and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

                (a) Registrant's latest Annual Report, whether filed pursuant to
        Section 13(a) or 15(d) of the Exchange Act;

                (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by annual report referred to in (a), above; and

                (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

ITEM 4. DESCRIPTION OF SECURITIES

        No description of the class of securities (i.e. the no par value Common Stock) is required under this item because the Common Stock is registered under
Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Richard O. Weed, counsel to the Company and a former Director, owns 657,740 shares of the Company's common stock and will receive 300,000 shares pursuant to this registration statement. Mr. Weed holds an option to acquire up to 1,000,000 shares of the Company's common stock at $.30 per share.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Minnesota Statutes Annotated Section 302A.251 Subdivision 4 provides for the elimination or limitation of liability for directors of the Company. Moreover, Article VI of the Company's Articles of Incorporation provides that "A director or the corporation shall not be personally liable to the corporation shareholders for monetary damages for breach of fiduciary duty as a director, except (i) liability based on a breach or the duty of loyalty to the corporation or shareholders; (ii) liability for acts or omissions not in good faith or that in intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the corporation's stock Section 559 or the Minnesota Business Corporation Act (Minnesota Statutes, Chapter 302A) or on violations of federal or state securities laws; (iv) liability for any transaction from which the director derived an improper personal benefit, or (v) liability for any omission occurring prior to the date this Article VI becomes effective. If Chapter 302A of the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such amended Chapter 302A of the Minnesota Business Corporation Act. Any repeal or modification or this Article by the shareholders of the corporation shall be prospective only, shall not adversely affect any limitation on the personal liability or a director of the corporation existing at the time of such repeal or modification, and shall be made only upon the affirmative vote of the same percentage of votes represented by shares of the common stock of the Corporation present, in person or by proxy, at a meeting of shareholders duly called for such purpose as were originally obtained to adopt this Article VI.

        The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) -
(v) of the proceeding paragraph.

        These provisions will not affect the validity of injunctive relief against directors of the Company (although such relief may not always be available as a practical matter) nor will it limit directors liability for violations of federal securities laws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS

        (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

        Exhibit No.       Title
        -----------       -----

           10.            A. Advisory Agreement with Fred G. Luke
                          B. Fee Agreement with Richard O. Weed

           24.1 Consent of Richard O. Weed, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.

           24.2           Consent of Corbin & Wertz


ITEM 9. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by Section 10 (a) (3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

            (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from period reports filed by the registrant small business issuer under the Exchange Act.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14e-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by
            Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Newport Beach, State of California on the 14th day of July, 1999.

                                             SCIENTIFIC NRG, INCORPORATED.
                                             (Registrant)


                                              By: /s/ Fred G. Luke
                                                  ------------------------------
                                                  Fred G. Luke, President


        Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:


     Signatures                       Title                              Date
     ----------                       -----                              ----
/s/ Fred G. Luke              President and Director                July 14, 1999
-----------------------
Fred G. Luke


/s/ Jon L. Lawver             Secretary and Director                July 14, 1999
-----------------------
Jon L. Lawver

                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX


        The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:


   Exhibit
  Number in
Registration                                                            Numbered
  Statement                          Description                          Page
------------                         -----------                        --------
     5.             Opinion of Counsel                                     14

    10.             A. Advisory Agreement with Fred G. Luke                16

                    B. Fee Agreement with Richard O. Weed                  24

    24.1            Consent of Richard O. Weed to Use of Opinion           28

    24.2            Consent of Corbin & Wertz                              29